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                                                                    EXHIBIT 12.1

          NIKE, INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                   YEAR ENDED MAY 31,
                                                              ----------------------------
                                                                2001       2000      1999
                                                              --------   --------   ------
                                                                     (IN MILLIONS)
Net income..................................................  $  589.7   $  579.1   $451.4
Income taxes................................................     331.7      340.1    294.7
                                                              --------   --------   ------
          Income before income taxes........................     921.4      919.2    746.1
                                                              ========   ========   ======
Add fixed charges
  Interest expense(A).......................................      67.1       49.8     51.0
  Interest component of leases(B)...........................      50.7       48.5     43.2
                                                              --------   --------   ------
          Total fixed charges...............................     117.8       98.3     94.2
                                                              --------   --------   ------
Earnings before income taxes and fixed charges(C)...........  $1,030.8   $1,012.7   $833.4
                                                              ========   ========   ======
Ratio of earnings to total fixed charges....................      8.75      10.30     8.85
                                                              ========   ========   ======

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(A) Interest expense includes interest both expensed and capitalized.

(B) Interest component of leases includes one-third of rental expense, which approximates the interest component of operating leases.

(C) Earnings before income taxes and fixed charges is exclusive of capitalized interest.

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